                                                                      EXHIBIT 10

                           MANUFACTURING AND MARKETING
                           EXCLUSIVE LICENSE AGREEMENT

This Agreement made the 28th day of October, 1998.


BETWEEN:

                             DENNIS CROOKS
                             an individual
                             (The "Licensor")

AND:

                             WHITE ROCK ENTERPRISES, LTD.
                             a Corporation incorporated in the
                             State of Nevada
                             (The "Licensee")


WHEREAS:

A. The Licensor is the sole owner of inventions and having licensed rights on patented technologies, process technologies and "Know-how" related to the Products hereinafter referred to as the "Properties;" and

B. The Licensor warranties that the Patents related to the Properties, are current, updated, and properly maintained with respective patent agencies, with jurisdiction over the Patent; and

C. The Licensor further warranties that the Properties and the related Products are free of any lien, encumbrance, joint-ownership, or prior commitment to a third party;

D. The Licensor wishes to grant and the Licensee desires the exclusive rights to the Products, including but not limited to the development, manufacturing, marketing, sale, sublicensing, and any and all usages of the Products, in the United States and throughout the world;

E. The Licensor wishes to grant and the Licensee desires the exclusive rights to use the Properties, as well as Licensor's "Know-how", related to the development, manufacturing, marketing, sale, sublicensing, and usage of the Products, and any future products derived from the Properties, in the United States and throughout the world;

NOW THEREFORE, in consideration of the premises and mutual promises, terms and conditions and other good and valuable considerations, the parties do hereby agree as follows:

1.      DEFINITIONS

        For the purposes of the Agreement:

        1.1 "Products" shall mean all licensed products, specified in Exhibit A1;

        1.2 "Properties" shall mean all proprietary intellectual properties, encompassed in the Patents and Patent Applications, set forth in Exhibit A1;

        1.3 "Know-how" shall mean secret processes, formulae, trade secrets, engineering, design, process and operating information, inventions, developments, patent applications, technical data and other scientific and technical information relating to any process or method now owned or controlled by the licensor or its Affiliate relating in any way to the Products;

        1.4 "Confidential Information": shall mean that part of the Technical Information, whether written or oral which is:

                1.41    not publicly known, and

                1.42 annotated as "confidential" or "proprietary." Any information which is not annotated as "confidential" or "proprietary" shall be deemed to be in the public domain. In addition, "Confidential Information" shall include information disclosed by either party to the other party in accordance with (Modifications and/or Improvements of Products);

        1.5 "Affiliate" whether of the Licensee or the Licensor, shall mean any corporation, firm, association or other business owned or controlled beneficially or directly or indirectly by the Licensee or the Licensor, by its principal officers, directors, supervisory employees or members of their families. Ownership of 50% or more of such business by any one of such persons shall constitute beneficial ownership or control;

        1.6 "Manufacturing Cost" shall mean the cost of the "Products" F.O.B. the Licensee's manufacturing plant at point of shipment;

        1.7     "Effective Date" shall mean the later of:

                1.71    the date on which Licensor executes this Agreement,

                1.72    the date on which Licensee executes this Agreement.

2.      GRANT OF RIGHTS

        The Licensor grants the following rights to Licensee:

        2.1     LICENSED TERRITORY

                Exclusive Worldwide Rights: The Licensor grants the Licensee the exclusive rights to the Products and the Properties in the United States and throughout the world;

        2.2     GRANTS RELATED TO LICENSOR'S PRODUCTS, PROPERTIES AND "KNOW-HOW"

                2.21 Grants Related to Products. The Licensor grants the Licensee the exclusive right to the Products, specified in Exhibit A1, including but not limited, to the Licensee's rights to the development, manufacturing, marketing, sale, sublicensing, and any and all usages of the Products, in the United States and throughout the World.

                2.22 Grants Related to Properties. The Licensor grants the Licensee the exclusive right to use the Licensor's Properties, specified in Exhibit A1, including but not limited, to the Licensee's rights to develop, manufacture, market, sell and sublicense any and all products, having derived and to be derived from the Properties, in the United States and throughout the world;

                2.23 Grants Related to "Know-how". The Licensor grants the Licensee the exclusive right to the Licensor's "know-how" trade secrets, and other technical information, related to the Products and the Properties, to be conveyed to Licensee in confidence, upon the consummation of this Agreement.

3.      CONSIDERATIONS TO LICENSOR

        As considerations for the Grants, the Licensee agrees to provide the Licensor with the following payments:

        3.1     Equity Consideration

                (i) 50,000 fully paid and non assessable shares of the Licensees' Common stock with anti-dilution provisions and with restrictions on sale.

4.      TERMS AND CONDITIONS

        4.1     TERMS AND CONDITIONS RELATED TO THE GRANTS TO LICENSEE

                4.11 Development of Technology. The Licensor agrees to assist the Licensee to conclude the negotiations on technologies under consideration as set out in Exhibit A1, "Properties."

                4.12 Marketing and Manufacturing Perimeters. The Licensee, at its own costs, shall manufacture and market the Products to potential client firms.

                4.13 Best Effort by Licensee. The Licensee agrees to use its best efforts and all due diligence to promote the sale of the product and other products derived from the Properties, in all licensed territories;

                4.14 Training and Technical Assistance. To assist Licensee in exercising its rights hereunder, Licensor agrees to provide appropriate training and technical assistance to Licensee, its employees and its permitted sublicensees, in order for the Licensee to utilize the licensed technology appropriately to their full potential. Such training and assistance shall be provided by Licensor from time to time, for training purposes at Licensee's facilities. Travel costs, lodging and all related expenses incurred by one party, in connection with sending its employees or permitted sublicensees to the other party's location, shall be paid in full by the party requesting the training or technical assistance. However, the Licensee acknowledges hereunder that said training obligation of the Licensor may be limited by the availability of its training and technical personnel;

                4.15    When to Disclose "Know-how" by Licensor. Commencing ten
(10) days after the execution of this Agreement, the Licensor agrees to make full disclosure of its "know-how" to the Licensee's technical personnel, designated by the Licensee. In addition, the Licensor agrees to promptly inform the Licensee of any newly developed technical and trade "know-how", which the Licensee is entitled to record confidentially with any available medium;

                4.16 Terms for "Know-how" Disclosure. All disclosures and instructions shall be made or given at the Licensor's locations, without cost to the Licensee, provided, however, that at the Licensee's request, the Licensor may from time to time send one of its qualified personnel for the purpose of "know-how" disclosure, to the Licensee's location, at the request of the Licensee, for not more than 15 days, the related costs of which shall be assumed by the Licensee;

                4.17 Confidentiality Maintained by Licensee. All disclosures of the Licensor's "know-how" shall be confidential and shall be held confidentially by the Licensee, without disclosure to a third party, and shall remain confidential for a period of five years. This obligation of non-disclosure shall not apply to any information, which is already known to the Licensee, at the time of disclosure, or which is rightfully obtained from a third party without obligation of confidence, or which is freely available in the public domain. Licensee agrees that the Licensor has a proprietary interest in its Confidential Information, provided to the Licensee. During the term of the Agreement and for five years thereafter, all proprietary disclosures to the Licensee, its agents, and employees shall be held in strict confidence by Licensee. Licensee shall disclose the Confidential Information only to its agents and employees, to whom the dissemination of confidential information is deemed necessary, in order to properly carry out their duties, designated by the Licensee, in its execution of the License. During the term of this Agreement and for five years thereafter, Licensee shall not use the Confidential Information, except for the purposes of exercising its rights and carrying out its duties hereunder. This provision of the Agreement shall also apply to any consultants or subcontractors of the Licensee, that Licensee may engage in connection with its execution of the License.

                4.18 Product Quality Maintained by Licensee. In order to comply with the Licensor's quality control standards, Licensee agrees to maintain the quality of the Product, adhering to specific quality control standards, in all aspects of manufacturing, that the Licensor may from time to time communicate to the Licensee, with respect to certain product;

        4.2     TERMS AND CONDITIONS RELATED TO THE CONSIDERATIONS TO LICENSOR

                Interim Funding to Licensor. Licensee shall advance funds to the Licensor, subject to written approval by the Licensee for services required of the Licensor by the Licensee.

        4.3    OTHER TERMS AND CONDITIONS

                4.31 Ownership of New Product Development. The undersigned mutually agree to the following ownership rights to new product development:

                        (a) Joint Ownership. Any invention, protectable by patent, copyright or other legal proprietary protection, made or conceived during the term of this Agreement, by one or more employees or consultants of the Licensor jointly with one or more employees or consultants of the Licensee, shall be jointly owned, of which the parties agree to grant the license of the related invention(s) to each other without any payment, royalty or consideration. Title to all related patents issued shall be jointly owned. All expenses incurred in obtaining and maintaining such patents, shall be jointly shared. In the event one of the parties declines to apply for a patent, or alternatively fails to pay their portion of the patent costs, then the ownership of the patent shall be held by that party, who wishes to file the patent and assumes the related expenditures;

                        (b) Sole Ownership. Any invention, protectable by patent, copyright or other legal proprietary protection made or conceived solely by the employees or consultants of either party of the undersigned, shall become the sole property of such party.

                4.32 Right to Assign License Agreement. The Licensor and the Licensee mutually agree not to assign the explicit rights of the Licensor or the Licensee, as defined by this Agreement, in whole or part, to a third party, whether by operation of law or otherwise, without the prior written consent of the other party, except that either party may assign its rights hereunder to a successor, subsidiary or affiliated corporation, without releasing the assignor and the assignee, from the contractual responsibilities, stipulated hereunder. Any assignment contrary to the terms hereof shall be null and void and of no force or effect.

                4.33 Non-Competition. The Licensor, during the term of this Agreement agrees not to compete with the Licensee on the Licensed Products;

5.      WARRANTIES

        5.1     LICENSOR'S WARRANTIES

                5.11 Patents Maintained. The Licensor warranties that the Patents and Patent Applications, related to the Properties, are current, updated, and properly maintained with respective patent agencies, with jurisdiction over the Patent and Patent Applications; and

                5.12 Properties Without Other Commitment. The Licensor further warranties that the Properties and the related Products are free of any lien, encumbrance, joint-ownership, or prior commitment to a third party.


                5.13 No Knowledge of Third Party Claims. Licensor represents and warrants to Licensee that Licensor knows of no claim by any third party of infringement by Licensor on such party's patent, trade mark, copyright, trade secret or any other intellectual property rights in the Territory of the Licensee.

        5.2     LICENSEE'S WARRANTIES

                5.21 Lawful Corporation. The licensee is a lawful U. S. Corporation incorporated in the State of Nevada.

6.      DEFENSE OF LICENSED INTELLECTUAL PROPERTIES

        Pertaining to the infringement of patented licensed technology by a third party, the Licensor of the technology and the Licensee shall together determine whether to take any and all actions, legal or otherwise, which are necessary to:

                6.1 terminate infringements of any part of the Licensed Products; or

                6.2 terminate any attempt of imitation of any of the Licensed Products, including without limitation, obtaining damages, injunction and all other appropriate relief.

                The legal costs of said intellectual property defense shall be the responsibility of the Licensee and said Licensor. In addition, if the defense is successful and damages are awarded by the court related to the infringement, such damage award shall be shared equally between the Licensor and the Licensee. However, if for any reason or for no reason, a party of the undersigned elects not to incur the expenditure of the legal defense, and the other party elects to carry solely said expenditure, then accordingly, the damage award, if any, shall be received by the party which has incurred the expenditure of the defense.

7.      INDEMNITY

        7.1     Indemnity by Licensor

                7.11 Except as provided in subsection 7.12 below, Licensor of the technology shall defend and indemnify Licensee from and against any damages, liabilities, costs and expenses, including reasonable attorney's fees and court costs, arising out of any claim, involving Licensee's usages of the Licensed Products, or manufacturing of the products, which infringe a valid intellectual property right, or which represent a misappropriation of a trade secret of a third party; provided, however, that:

                        7.11a   Licensee shall have promptly submitted to said
Licensor the related written notice of infringement, along with reasonable cooperation, information and assistance from the Licensee, in connection with the case; and


                        7.11b   The said Licensor shall have sole control and
authority with respect to the defense settlement, or compromise thereof;

                7.12 The said Licensor shall have no liability or obligation to Licensee under this Article with respect to any claim based upon:

                        7.12a   Use of the Products by Licensee, its
sublicensees or its customers in an application or environment for which such Products were not designed or contemplated; or

                        7.12b   Modifications and/or improvements of the
Products introduced by Licensee, its permitted sublicensees or its customers.

                7.13 In the event a claim is based partially on an indemnified claim, described in subsection 7.11, and partially on an non-indemnified claim described in subsection 7.12, any payments and reasonable legal fees incurred in connection with such claim are to be apportioned between the parties in accordance with the degree of cause attributable to each party.

        7.2     INDEMNITY BY LICENSEE

                7.21 Indemnity for Products. Licensee shall defend and indemnify Licensor of the technology from and against any damages, liabilities, costs and expenses, including any reasonable legal fee and court cost, arising out of injuries or damages caused by the Products, which are not attributable to faulty materials or workmanship in the manufacture, or the assembly of the Products by the said Licensor and by the Licensee;

                7.22 Offering Related Indemnity. The Licensee hereunder agrees to indemnify and hold harmless the said Licensor, against any and all losses, claims, damages, liabilities and expenses, including any litigation arising from the Licensee's Offering, or involving the subject matter hereof, including but not limited to litigation by the shareholders of the Licensee, upon the fulfillment of the Licensor's contractual duties, except for willful default or negligence perpetrated by the Licensor, involving this Agreement. The Licensee agrees to assume the sole responsibility toward its investors, in all matters relating to the Offering.

8.      DURATION AND TERMINATION

        8.1     TERMS OF AGREEMENT

                The Licensor shall offer the Grants to the Licensee, for a period of ten (10) years, with automatic renewal each year thereafter, subject to written notification, sixty (60) days in advance to the renewal, by both parties of the undersigned.

        8.2     TERMINATION FOR CAUSE

                This Agreement may be terminated by a party of the undersigned, by serving written notice of termination to the other party, which shall become immediately effective upon the documented receipt of such notice of termination, after the occurrence of any of the following events, unless a mutual remedy is reached, by both parties of the undersigned in writing, to obviate the termination, within ninety (90) days from the date of receipt of the notice by a served party:

                8.21 a material breach or default as to any obligation, specified hereunder, by the Licensee or the Licensor, and the failure of the notified party to promptly pursue a reasonable remedy to cure such material breach or default; or

                8.22 the filing of a petition in bankruptcy, insolvency or reorganization by the Licensee or the Licensor, or the Licensee or Licensor becoming the subject to a composition for creditors, whether by law or agreement, or the Licensee or the Licensor going into receivership or otherwise becoming insolvent; or

                8.23 in the event of liquidation, caused by insolvency, the Licensor and the Licensee hereunder agree to give the first right of refusal to acquire the liquidation properties of the other, subject to the rulings of the court on this matter.

        8.3     AFTER TERMINATION OR EXPIRY

                The parties hereto agree to the following conditions, once this Agreement is terminated or expires:

                8.31 Terminate Usage of Products and Properties by Licensee. Licensee shall cease any use or practice of the Licensed Products and other products involving the Properties; and upon termination or expiration of this Agreement, all sublicenses granted by Licensee during the term of this Agreement shall terminate. Licensee shall, at its own expense, return to Licensor all Confidential Information as soon as practicable after the date of such termination, including original documents, drawings, computer diskettes, models, samples, notes, reports, notebooks, letters, manuals, prints, memoranda and any copies which have been received by Licensee. All such Confidential Information shall remain the exclusive property of Licensor during the term of this Agreement and for five (5) years thereafter.

                8.32 Payment Obligations for Unpaid Consideration to Licensor. Upon termination of this Agreement, nothing shall be construed to release Licensee from its obligations to pay Licensor any and all royalties or other accrued but unpaid considerations due Licensor, incurred prior to the date of such termination or expiration.

9.      DISPUTE RESOLUTION

        The Licensor and the Licensee agree mutually hereunder to submit any and all unresolved disputes, related to this Agreement, firstly, to the American Arbitration Board (or to a licensed arbitrator mutually agreed on by both parties) and abide by the binding resolution of said arbitration. The venue, if any, of said arbitration board shall reside in the State of Nevada. Since the offices of the Licensor and the Licensee are situated at a considerable distance from each other, to conserve time and costs, the Licensor and the Licensee agree herein to conduct said arbitration by video conferencing, if permitted by the arbitrator. The non-prevailing party in said arbitration shall be responsible for the costs directly incurred by the arbitration, including but not limited to the arbitrator's fees and telecommunication fees. In addition, the Licensor and the Licensee agree mutually herein that any dispute arising from the Agreement is limited to the compensatory (not punitive) considerations of this Agreement, unless the disputes arise from some unanticipated factors based on criminal negligence or criminal act committed by a party, or malicious and egregious refusal to participate in the dispute arbitration by a party, in which case the ruling of a competent court with jurisdiction over the matter shall be binding. In the unlikely eventuality of the requirement of a court ruling, the venue of said court action shall reside in the State of Nevada or alternatively, in the city where the Licensee has its primary business. In said case, the ruling of a competent court, in said venue, with jurisdiction over the matter shall be binding;

10.     SEVERABILITY

        If any provision of this Agreement is held in whole or in part to be unenforceable for any reason, the Licensor and the Licensee agree hereunder to notify the other party immediately of said unenforceable provision(s) in the Agreement, and to modify this Agreement accordingly to the benefit and consent of both parties. Furthermore, if any provision of this Agreement is declared invalid or unenforceable by a court having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.


11.     FORCE MAJEURE

        11.1 Either the Licensee or the Licensor shall be released from its obligations. hereunder to the extent that performance thereof is delayed, hindered or prevented by Force

Majeure as defined below, provided that the party claiming hereunder shall notify the other with all possible speed specifying the cause and probable duration of the delay or non-performance and shall minimize the effects of such delay or non-performance

        11.2 Force Majeure means any circumstances beyond the reasonable control of the affected party;

        11.3 Without prejudice to the generality of Section 10.12a and without being thereby limited, force majeure includes any one or more of the following: acts or restraints of governments or public authorities; wars, revolution, riot or civil commotion, strikes, lockouts or other industrial action; failure of supplies of power or fuel; damage to the premises or storage facilities by explosion, fire , corrosion, ionizing radiation, radio-active contamination, flood, natural disaster, malicious or negligent act of accident; and breakdown or failure of equipment whether of the affected party or others.

12. ENTIRE AGREEMENT, NO OTHER RELATION, COUNTERPARTS AND CORRESPONDENCE ADDRESSES.

        This Agreement contains the entire Agreement between the Licensor and the Licensee. No other agreement, or promise made or before the effective date of the Agreement will be binding on the parties. No modification or addendum to this Agreement is valid, unless mutually endorsed and dated by both parties. Nothing contained herein shall be deemed to create a joint venture, agency or partnership relationship between the parties hereto. Neither party shall have any power to enter into any contracts or commitments in the name of or on behalf of the other party, or to bind the other party in any respect whatsoever, in business outside of this Agreement. This Agreement may be executed in any number of counterparts and by a different party hereto on separate counterparts, each of which, when so executed, shall be deemed to be original and all of which, when taken together, shall constitute one and the same Agreement.

The official correspondence addresses of the parties are:

        THE LICENSOR:               Dennis Crooks
                                    13983 Humo Drive
                                    Poway, CA 92064

        THE LICENSEE:               White Rock Enterprises, Ltd.
                                    1139 Terminal Way Ste 809
                                    Reno, NV 89502

IN WITNESS WHEREOF, the Licensor and the Licensee have executed this Agreement on the day and the year first above-written.


BY: /s/  DENNIS CROOKS                  Dated 10/28/98
   ----------------------------------         -----------------
         Dennis Crooks


BY: /s/  SHARON BOYD                    Dated 10/28/98
   ----------------------------------         -----------------
         White Rock Enterprises, Ltd.
         Sharon Boyd Secretary



LISTS OF EXHIBITS

EXHIBIT A1         The Patent

                                   Exhibit A1

UNITED STATES PATENT [19]                     [11] PATENT NUMBER:  5,819,433
CROOKS                                        [45] DATE OF PATENT: OCT. 13, 1998
-------------------------------------------------------------------------------

[54] BOOT DRYER

[76] Inventor: DENNIS J. CROOKS, 13983 Humo Dr., Poway, Calif. 92064

[21] Appl. No.:           894,847

[22] PCT Filed:           FEB. 21, 1996

[86] PCT No.:             PCT/US96/02499

     Section 371 Date:    AUG. 15, 1997

     Section 102(e) Date: AUG. 15, 1997

[87] PCT Pub No.:         WO96/26405

     PCT Pub. Date:       AUG. 29, 1996

                         RELATED U.S. APPLICATION DATA

[63] Continuation-in-part of Ser. No. 394,463, Feb. 27, 1995, abandoned.

[51] Int. Cl.(6) ............................................... F26B 25/00
[52] U.S. Cl. ...................................................... 34/104
[58] Field of Search .................... 34/417,437, 440, 34/442, 103, 104,
                                            106, 107; 219/400; 392/379, 380

[56]                            REFERENCE CITED

                             U.S. PATENT DOCUMENTS

     4,171,580 10/1979 Vabrinskas .................... 34/104
     4,592,497  6/1986 Georges ....................... 34/104
     4,774,769 10/1988 Dollst ........................ 34/104
     5,003,707  4/1991 Chu ........................... 34/104
     5,179,790  1/1993 Poulos ........................ 34/104
     5,289,642  3/1994 Sloan ......................... 34/104
     5,570,515 11/1996 Schulte ....................... 34/104
     5,720,108  2/1998 Rice .......................... 34/104

Primary Examiner - Henry Bennett

Assistant Examiner - Steve Gravini

Attorney, Agent, or Firm - John R. Ross; John R. Ross, III

[57]                                ABSTRACT

A boot dryer (1) comprising an electric motor driven blower which is contained in a blower housing (2). The blower forces air past a deodorizer pad and through a flexible hose (16) which is placed inside a boot. A toe piece attached at the end of the flexible hose prevents flow blockage. In a preferred embodiment, a liquid deodorizer is applied through a port in the blower housing onto an absorbent pad mounted within the dryer. The flexible hose (16) may be detached and the blower driven by a small battery so that the blower portion of the unit can be easily carried by back packers.

                         14 CLAIMS, 11 DRAWINGS SHEETS


                                   [DIAGRAM]

U.S. PATENT   Oct. 13, 1998   Sheet 1 of 11   5,819,433

                                   [Diagram]

                                     FIG. 1

U.S. PATENT   Oct. 13, 1998   Sheet 2 of 11   5,819,433

                                   [Diagram]

                                     FIG. 2

U.S. PATENT   Oct. 13, 1998   Sheet 3 of 11   5,819,433

              [Diagram]               [Diagram]
               FIG. 3C                 FIG. 3A

                                      [Diagram]
                                       FIG. 3B

U.S. Patent      Oct. 13, 1998       Sheet 4 of 11        5,819,433



         [Diagram]                       [Diagram]

          FIG. 6                          FIG. 4




                       [Diagram]

                        FIG. 5

U.S. Patent      Oct. 13, 1998       Sheet 5 of 11        5,819,433



                           [Diagram]

                            FIG. 7



                           [Diagram]

                            FIG. 8



                           [Diagram]

                            FIG. 9

U.S. PATENT   Oct. 13, 1998   Sheet 6 of 11   5,819,433

                                   [Diagram]

                                    FIG. 10

U.S. Patent      Oct. 13, 1998       Sheet 6 of 11        5,819,433




                            [Diagram]

                             FIG. 11

U.S. Patent      Oct. 13, 1998       Sheet 8 of 11        5,819,433



                             [Diagram]

                              FIG. 12




                             [Diagram]

                              FIG. 13




                             [Diagram]

                              FIG. 14

U.S. Patent      Oct. 13, 1998       Sheet 9 of 11        5,819,433



                             [Diagram]

                              FIG. 15

U.S. PATENT   Oct. 13, 1998   Sheet 10 of 11   5,819,433

                                   [Diagram]

                                    FIG. 16

U.S. Patent      Oct. 13, 1998       Sheet 11 of 11        5,819,433



               [Diagram]

               FIG. 17B

                                              [Diagram]

                                               FIG. 17A


               [Diagram]

                FIG. 18

                                   5,819,433

                                       1
                                   BOOT DRYER

     This application is a continuation in part of U.S. patent application Ser. No. 394,463, filed Feb. 27, 1995, abandoned. This invention relates to drying devices and in particular to boot dryers.

                          BACKGROUND OF THE INVENTION

     Many devices for drying boots have been proposed. Many of the devices include a blower to blow air into the boot. Some of these devices comprise a heating element heating the air blown into the boot. Hot air can cause damage to the boot and heating the air can be a waste of energy, especially if the humidity of the surrounding air is already low. It is known to provide tubes in a U or V shape in order to blow air from one blower into two boots at the same time.

     Drying boots and shoes often produce unpleasant odors, especially when hot air dryers are used. This is not a severe problem in a drafty mountain cabin but in a small modern well insulated condominium, skiers may be forced to open the windows because of the stink from drying boots. The humidity of the air in modern mountain condominiums is usually low, especially in the winter.

     What is needed is an energy efficient boot dryer that will not stink up the condominium.

                            SUMMARY OF THE INVENTION

The present invention provides a boot dryer. An electric motor driven blower contained in a blower housing forces air past a deodorizer pad and through a flexible hose which is placed inside a boot. A toe piece attached at the end of the flexible hose prevents flow blockage. In a preferred embodiment a liquid deodorizer is applied through a port in the blower housing onto an absorbent pad mounted within the dryer. The flexible hose may be detached and the blower driven by a small battery so that the blower portion of the unit can be easily carried by back packers. Preferred embodiments include dryers for a single boot, a single pair of boots and dryers for a large number of boots. A variable power supply permits operation at various speeds.

                       BRIEF DESCRIPTION OF THE DRAWINGS

     FIG. 1 shows a preferred embodiment of the present invention drying a boot.

     FIG. 2 is a cross sectional drawing of this preferred embodiment.

     FIGS. 3A, B and C show views of the toe piece of the above embodiment.

     FIGS. 4, 5 and 6 show views of the cap of the above embodiment.

     FIGS. 7, 8 and 9 show views of the motor mount of the above embodiment.

     FIG. 10 is a drawing of a two boot dryer.

     FIG. 11 shows a back packing version.

     FIGS. 12, 13 and 14 shows a battery pack for the FIG. 1 embodiment.

     FIG. 15 is a drawing of a cigarette lighter adapter.

     FIG. 16 is a drawing of a two-boot embodiment.

     FIGS. 17A and 17B are drawings of an embodiment for drying a large number of boots.

     FIG. 18 shows a hollow perforated coat hanger attached to the FIGS. 17A and 17B embodiment for drying wet jackets.

                                       2
                 DETAILED DESCRIPTION OF PREFERRED EMBODIMENTS

     Preferred embodiments of the present can be described by reference to the drawings.

                                Single Boot Unit

     FIG. 1 is a cutaway drawing of a boot dryer 1 constituting a preferred embodiment of the present invention. The dryer 1 is shown in the process of drying a boot 3. FIG. 2 is a cross sectional drawing of dryer 1. The dryer comprises blower housing 2 which contains fan unit 4 and is covered by cap 6. A conventional 12 Volt power jack 8 provides for easy connection of a 12 Volt power supply 14. The exit end of blower housing has a 1.25 inside diameter. One end of a 16 inch length of Flex hose 16 which has a 1.25 outside diameter fits snugly into the outlet end of blower housing 2 as shown at 18 in FIG. 2. The opposite end of flex hose 16 is heated and bent into an oval shape as shown in FIG. 1. Special toe piece 20, containing an oval shaped passage way through it, fits on the oval shaped end of flex hose 16. Blower housing 2 contains a 1/4 inch diameter hole in its wall as shown at 22 in FIG. 2 and a 1 square inch felt pad is attached to the inside wall with a suitable glue.

     In this preferred embodiment the fan unit is a Model No. 2C0907C2 supplied by Thorgren Tool and Molding Co. Inc. This unit contains a 24-12 Volt 14,777 RPM motor 5, Model No. HC315 MG-3535 supplied by Johnson Electric North America Inc., Fairfield, Conn. 06430. The flex hose is PVC standard duty clear Spiralilte 115 Manufactured by Pacific Echo, Inc. Special toe piece is ABS plastic. Its design is such, as shown in FIGS. 3A, B and C, that air flow cannot be blocked when tip of the boot dryer is pressed against the tip of the boot. FIG. 3A is a top view, FIG. 3C is a side view and FIG. 3B is a view looking into the exit of the unit. The 12 Volt power jack 8 is a Model No. 163-4304 which is a split pin, 2.1 mm jack distributed by Mouser Electronics 11433 Woodside Ave. Santee Calif. 92071-4795 and the power supply 14 is a Model WP481012D made by Pacific Phoenix Inc. The input to this power supply (transformer) is 120 VAC, 20 Watt, and the output is 12 Volt DC and 1000 mA. Blower housing 2 is specially molded with the shape as shown in FIG. 2. The design of cap 6 is shown in FIGS. 4, 5 and 6 and it is constructed from ABS plastic. FIG. 6 shows how the cap 6 and motor mount 7 fits on blower housing 2. Motor 5 is mounted to motor mount 7 with screws as shown in FIG. 2. Top, bottom and cross sectional views of motor mount 7 are shown in FIGS. 7, 8 and 9, respectively.

     To use the device merely place about two drops of a liquid deodorizer such as that made by Willert Home Products, 4044 Pack Ave., Saint Louis Mo. 63110, then stick the toe end of the dryer into a boot as far as it will go then plug it in. With this embodiment, only one at a time can be dried. Most persons may find it convenient to purchase two units so drying of both boots at the same time can be accomplished. Applicant has tested the above embodiment many times in winter conditions in typical mountain vacation condominiums. The drying times average about 30 minutes per boot.

     Two Boot Unit A two boot version of the present device is shown in FIGS. 10 and 16. These two units are similar to the one boot unit except these units have a wye piece which fits over the discharge end of the blower housing and has two flex hoses and two toe pieces. In the device shown in FIG. 16, the fan is a model No. 2C89S7 V2 supplied by Thorgren Tool and Molding 1100 Evans Ave., Valparailo, Ind. 46383. This unit contains a 6-18 Volt DC brush motor 027.7 mm

                                   5,819,433
        x32.6 mm long with a permanent magnet Model No. HTBRRO2803205C-0001 supplied by HTI, 13340 East Firestone Blvd., Unit J, Santa Fe Springs Calif. 90670-5559. The power supply is a 120 VAC transformer to 6 V/12 V/18 VDC, rated at 1000 ma, UL listed, also supplied by HTI. The speed of the fan and the power consumed is determined by the voltage selected. High speed 18 V, medium speed 12 V and low speed 6 V. The DC power jack is a Model No. 16PJ100 which is a 2.5 mm Jack distributed by Mouser Electronics 11433 Woodside Ave., Santee Calif. 92071-4795. The blower housing is specially injection molded ABS plastic as shown in FIG. 2. It has an exit bore of 1.25 inches nominal with a 2 degree draft to accommodate a snug fit on the hose as it is inserted into the housing exit as shown in FIG. 2. The OD of the housing 2 exit is 1.5 inches nominal so as to make a snug fit when mated to the inlet orifice of the wye as shown in FIG. 16. The wye piece is specially injection molded of ABS plastic in the shape shown in FIG. 16. The two outlets are sized at 1.25 inches nominal with a 2 degree draft to accommodate a snug fit on the hoses as they are inserted. The hoses are SILVERADO flex hoses with Forge-Loop construction with a 1.25 inch OD critical. The hose is manufactured by Panther Flex Industries, 6451 El Camino Real, Carlsbad Calif. 92009. The motor mount and special toe pieces are specially injection molded as shown in FIG. 7,8,9, and FIG. 3A 3B and 3C, respectively. The toe pieces are generally oval shaped in the axial direction as shown in FIG. 3B. The side cut-outs shown in FIG. 3C prevent flow blockage when the toe pieces are inserted into the toe portions of boots.

                                 Back Pack Unit

      Portions of this embodiment can be used as a back packing unit as shown in FIG. 11. Here the hose 16 is not included and battery case 30 and battery 32 is substituted for the power supply equipment shown in FIGS. 1 and 2. The battery cans 30 is shown in FIGS. 12, 13 and 14. Clip 34 is used to hold the unit in place at the mouth of the boot.

                 Other Power Sources FIG. 15 shows a cigarette
              lighter adaptor which can be used to power the unit
                     from an automobile cigarette lighter.

                                Commercial Unit

      FIGS. 17A and 17B are drawings of a preferred embodiment for drying a large number of boots simultaneously. The principal additional components of this embodiment are a much larger motor-blower unit 50 and 49 and a tubular header constructed from two 3 1/2 foot lengths of 4-inch ABS drain pipe 40. The motor blower is a 240 CFM air flow unit at a head pressure of 0.75 inches of water. I purchased the unit from the Granger catalog (Granger Stock number 46445, Shaded Pole Blower). A rubber coupling 48 couples the motor-blower unit to the 4-inch header. In this unit, a 3/8-inch diameter hole is bored in header 40 at location 22 with a one inch felt pad glued to the inside surface of the header pipe permits the deodorant solution to be utilized in the large scale situation. A 4-inch coupling 42 connects the two sections of pipe and an 4-inch cap 46 covers the end of the header. Holes are cut in the pipe for insertion of wye units 44 which are shown in FIG.
    16. Flex hoses 16 and toe pieces 20 are the same as those shown in FIG. 16 and described above. The larger motor-blower unit provides sufficient air flow for to dry 12 or more pairs of boots simultaneously. The length of time for drying depends on many obvious factors such as the number of boots, their wetness, the humidity of the ambient air. Additional pipe sections can be added with

                                       4

    utilizing 4-inch couplings, elbows or tees. The unit if not glued together permanently can be easily slipped apart and stored after the drying is done.

                             Drying Clothes Hanger

      FIG. 18 shows a clothes hanger. It consists of 1-inch ABS plastic tubing formed into the shape of an arc. It is open at both ends with small holes drilled through the sides top and bottom of the tube. Under the hook, is a
    1.25 inch ID fitting with 2 degree draft that the discharge hose of the commercial unit as shown in FIG. 18, or the discharge hose of the basic boot dryer, will fit into snugly. Air is discharged into this hanger and air flows out the holes and the ends thus drying and deodorizing the jacket from the inside.

      While the above description contains many specificities, the reader should not construe these as limitations on the scope of the invention, but merely as exemplifications of preferred embodiments thereof. Those skilled in the art will envision many other possible variations that are within its scope. For example, the discharge ends of the dryer units could be inserted into a clothes bag to deodorize and freshen a garment inside. An inlet and one or more outlets can be provided by the user. The number of outlets in the commercial unit could be any number but preferably at least 12 would be provided. Accordingly, the reader is requested to determine the scope of the invention by the appended claims and their legal equivalents and not by the examples which have been given.

        1 claim:

        1. A boot dryer comprising:

        A) a electric motor driven blower,

        B) an electrical connection means for connecting an electrical power source to said blower,

        C) a flexible hose defining two ends and attached at one end to said blower housing,

        D) a toe piece means attached at the other end of said flexible hose,

        E) an absorbent pad means mounted within said dryer absorbing a liquid deodorizer.

        2. A boot dryer as in claim 1 wherein said electric motor driven blower in contained in a blower housing comprises an absorbent port and said absorbent pad is mounted inside said housing covering said port.

        3. A boot dryer as in claim 1 and further comprising a power source.

        4. A boot dryer as in claim 2 wherein said power source is a plug-in transformer unit.

        5. A boot dryer as in claim 2 wherein said power source is a battery.

        6. A boot dryer as in claim 1 wherein said toe piece means defines an essentially oval shaped cross section passage way.

        7. A boot dryer as in claim 3 wherein said power source comprises a battery pack and a battery.

        8. A boot dryer as in claim 3 wherein said flexible hose is detachable from said blower housing.

        9. A boot dryer as in claim 6 wherein said toe piece means is configured to prevent flow blockage when inserted to a toe section of a boot.

        10. A boot dryer comprising:

        A) a blower housing,

        B) a electric motor driven blower contained in said blower housing,

        C) an electrical connection means for connecting an electrical power source to said blower,

        D) a flexible hose defining two ends and detachably attached at one end to said blower housing.

                                   5,819,433

                                       5

E) a toe piece means attached at the other end of said flexible hose,

F) a battery pack and a battery,

G) an absorbent pad means mounted within said dryer absorbing a liquid deodorizer.

11. A boot dryer comprising:

A) a electric motor driver blower,

B) an electrical connection means for connecting an electrical power source to said blower,

C) a wye piece means for receiving air flow from said blower,

D) two flexible hose each hose defining two ends and attached at one end to said blower housing,

E) two toe piece means each toe piece means attached at the other end of said flexible hose,

F) an absorbent pad means mounted within said dryer absorbing a liquid deodorizer.

12. A multiple boot dryer unit comprising:

A) a electric motor driven blower,

B) an electrical connection means for connecting an electrical power source to said blower,

C) a header receiving air flow from said blower,

D) at least 12 flexible hoses each hose defining two ends and attached at one end to said header,

E) at least 12 toe pieces each toe piece attached at the other end of one of said flexible hoses,

F) an absorbent pad means mounted within said dryer absorbing a liquid deodorizer.


                                       6

13. A garment boot dryer kit comprising:

A) an electric motor driven blower,

B) an electrical connection means for connecting an electrical power source to said blower,

C) a flexible hose defining two ends and attached at one end to said blower housing,

D) a toe piece means attached at the other end of said flexible hose,

E) an absorbent pad means mounted within said dryer absorbing a liquid deodorizer,

F) a coat hanger comprised of:

   1) a hanging hook

   2) a hanger support comprised of a tube having a large number of air exit holes and one inlet aperture sized to fit said other end of said flexible tube.

14. A garment boot dryer kit comprising:

A) an electric motor driven blower,

B) an electrical connection means for connecting an electrical power source to said blower,

C) a flexible hose defining two ends and attached at one end to said blower housing,

D) a toe piece means attached at the other end of said flexible hose,

E) an absorbent pad means mounted within said dryer absorbing a liquid deodorizer,

F) a garment bag with an air inlet hole for one end of said flexible hose and at least one air outlet hole.


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